Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Sarah Cavanaugh
Director, Corporate Communications
Point Therapeutics, Inc.
617-933-7508

Point Therapeutics Provides Clinical Update

BOSTON--(BUSINESS WIRE)—March 1, 2007--Point Therapeutics, Inc. (NASDAQ: POTP) today provided a clinical update on its current clinical program which includes two Phase 3 trials in Stage IIIB/IV non-small cell lung cancer (NSCLC) and a Phase 2 trial in Stage IV pancreatic cancer.

Phase 3 Non-Small Cell Lung Cancer Registration Program

Point’s NSCLC program consists of two randomized, placebo-controlled, double-blind Phase 3 studies in the second-line and third-line setting. The first Phase 3 study evaluates talabostat and pemetrexed (Alimta®: Eli Lilly) versus placebo and pemetrexed. The second study evaluates talabostat and docetaxel (Taxotere®: sanofi-aventis) versus placebo and docetaxel. Each study was intended to enroll approximately 400 patients, with an estimated 200 patients per treatment arm. Enrollment in the talabostat/pemetrexed study is on schedule with full enrollment expected in the second quarter of 2007 and results projected in the fourth quarter of 2007. In the talabostat/docetaxel study enrollment is currently behind the Company’s original schedule. "In my experience, many studies of docetaxel in non-small cell lung cancer are enrolling slowly, primarily due to the increasing use of pemetrexed in the second- and third-line treatment setting, and the increasing use of docetaxel in the front-line setting," said Dr. Chandra Belani, a professor of medicine in the division of hematology/oncology at the University of Pittsburgh School of Medicine, co-director of the Lung and Esophageal Cancer Program at the University of Pittsburgh Cancer Institute and a consultant for Point. "It is becoming increasingly difficult for sponsors to enroll large studies using docetaxel as a comparator due to this shifting treatment paradigm.” Given these factors, the Company is currently evaluating multiple options, including initiatives to speed the rate of enrollment and potentially restructuring the trial by downsizing the total number of patients enrolled in the trial while increasing the treatment effect needed to demonstrate statistical significance. The Company will continue to provide guidance on this study as decisions are made regarding next steps.

155 FEDERAL STREET, BOSTON, MA 02110 ∙ PHONE: (617) 933-2130 ∙ FAX: (617) 933-2131 ∙ www.pther.com

Phase 2 Stage IV Pancreatic Cancer Study

In early January of 2007, the Company provided preliminary results from their open-label Phase 2 trial of talabostat plus gemcitabine (Gemzar®: Eli Lilly) in patients with Stage IV pancreatic cancer who had not received prior chemotherapy. The primary clinical endpoint for this study is six-month survival, and secondary study endpoints include overall survival, progression-free survival, quality of life, and performance status. Previously, the Company reported that ten of 21 patients evaluable for six-month survival had survived more than six months and that three of 31 patients evaluable for tumor response had demonstrated a clinical response to treatment, including one complete response in a patient with metastatic disease to the liver. The Company recently completed enrollment (51 evaluable patients/70 intent-to-treat) in the study and has since determined that it will not meet the primary endpoint of six-month survival. Of note, to date, an additional patient has demonstrated a partial clinical response to treatment. The Company will continue to monitor patients for tumor response as well as other secondary endpoints. This study will be completed and final results continue to be expected in mid-year 2007.

“Stage IV pancreatic cancer is an extremely difficult cancer to treat, and we were pleased by the complete and partial responses seen to date in this study. We believe these responses may be clinically meaningful and intend to thoroughly evaluate all secondary endpoints before determining the clinical path forward for this indication,” said Don Kiepert, President and CEO of Point Therapeutics. “We continue to make progress with our Phase 3 non-small cell lung cancer program and are working actively with our advisors to determine the best course of action for the talabostat and docetaxel study. We are very pleased with the speed of enrollment in our study of talabostat and pemetrexed. The fact that pemetrexed continues to gain market share in the second- and third-line setting reinforces the importance of this study, and we continue to expect results from this study by the end of the year,” concluded Kiepert.

155 FEDERAL STREET, BOSTON, MA 02110 ∙ PHONE: (617) 933-2130 ∙ FAX: (617) 933-2131 ∙ www.pther.com

About Point Therapeutics, Inc.:
Point is a Boston-based biopharmaceutical company which is currently studying its lead product candidate, talabostat, in two Phase 3 double blind, placebo-controlled trials in non-small cell lung cancer (NSCLC) and in a Phase 2 trial in combination with gemcitabine in metastatic pancreatic cancer. Point has also studied talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, and in combination with docetaxel in NSCLC.

Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "projects," "should," "seeks," "plans," "schedules to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement due to risks and uncertainties to which the Company is subject, including uncertainty as to whether enrollment in the Company's talabostat/pemetrexed study will be fully enrolled by the second quarter of 2007; uncertainty as to whether results from the Company's talabostat/pemetrexed study will be available in the fourth quarter of 2007; uncertainty as to whether the responses seen to date in the Company's Phase 2 pancreatic cancer study may be clinically meaningful; uncertainty whether final results from the Company's Phase 2 pancreatic cancer study will be available by mid-year 2007; uncertainties related to the Company's ability to raise the additional capital needed to fund completion of its clinical trials; and other factors that are described in Form 8-K filed with the Securities and Exchange Commission on February 8, 2007, and from time to time in Point's other reports filed with the Securities and Exchange Commission.

155 FEDERAL STREET, BOSTON, MA 02110 ∙ PHONE: (617) 933-2130 ∙ FAX: (617) 933-2131 ∙ www.pther.com